Exhibit 99.1

ART’S WAY MANUFACTURING ANNOUNCES 13.1% INCREASE IN OPERATING  INCOME OVER THE THIRD QUARTER OF 2010

Conference Call Scheduled For October 13, 2011 at 10:00 AM CDT

ARMSTRONG, IOWA, October 12, 2011 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a leading manufacturer and distributor of agricultural machinery, equipment and services is pleased to announce its financial results for the three and nine months ended August 31, 2011.

In conjunction with the release, the Company has scheduled a conference call for October 13, 2011 at 10:00 AM CDT.  J. Ward McConnell, Jr., Chairman of the Board of Directors of Art’s Way Manufacturing will be leading the call and discussing third quarter and nine month financial results and an outlook for the balance of 2011.

What: Art’s Way Manufacturing Third Quarter & Nine Month Financial Results.

When: October 13, 2011 10:00 AM CT.

How: Live via phone by dialing (800) 624-7038. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time.

Financial Highlights For the Three and Nine Months Ended August 31, 2011:

●	Operating income for the three months ended August 31, 2011 increased 13.1% over 2010.

●	Net sales for the three months ended August 31, 2011 totaled $9.25 million.

●	Earnings Per Basic and Diluted Share for the three months ended August 31, 2011 were $0.25 versus $0.19 for the same period in 2010.

	For the Three Months Ended (Consolidated)
	August 31, 2011	August 31, 2010	Change
Revenue	$9,252,063	$10,581,783	-12.6%
Income from Operations	$1,437,907	$1,270,882	13.1%
Net Income	$1,019,836	$751,802	35.7%
EPS (Basic)	$0.25	$0.19
EPS (Diluted)	$0.25	$0.19
Weighted avg. shares outstanding:
Basic	4,019,874	3,992,182
Diluted	4,042,135	4,003,766

	For the Nine Months Ended (Consolidated)
	August 31, 2011	August 31, 2010	Change
Revenue	$21,761,551	$22,909,802	-5.0%
Income from Operations	$1,327,126	$1,606,163	-17.4%
Net Income	$826,002	$886,707	-6.8%
EPS (Basic)	$0.21	$0.22
EPS (Diluted)	$0.20	$0.22
Weighted avg. shares outstanding:
Basic	4,016,039	3,991,381
Diluted	4,049,706	4,000,863

Revenue: Our consolidated corporate sales for the three and nine month periods ending August 31, 2011 were $9,252,000 and $21,762,000 respectively, compared to $10,582,000 and $22,910,000 during the same respective periods in 2010, which is a $1,330,000 decrease for the quarter and $1,148,000 decrease year-to-date, or -12.6%, and -5.0% respectively. Our Agricultural Products segment had the largest increase in year-to-date sales, while our Modular Buildings segment experienced the greatest loss.

Art’s Way Manufacturing, our agricultural products segment, had sales for the third fiscal quarter of $7,771,000, compared to $7,725,000 during the same period of 2010, a 0.60% increase. Year-to-date sales were $18,091,000, which is up from $15,927,000 as of August 31, 2010, a 13.6% increase. Gross margin for the quarter ended August 31, 2011 was 30.7% compared to 27.8% for the same period in 2010. The increase in margin during Q3 2011 compared to 2010 was due to our change in product mix. The year-to-date gross margin was 26.9% compared to 27.3% as of August 31, 2010. The year-to-date margin decrease is attributable to higher steel costs that impacted the margin on sales from prior year whole goods sales orders.

Art’s Way Vessels, our pressurized tank segment, had sales for the third fiscal quarter of $403,000, compared to $502,000 for the same period in 2010, a 19.7% decrease. Year-to-date sales were $1,368,000 in fiscal 2011, compared to $1,245,000 for the same period in 2010, a 9.9% increase. We  hired a new Production Manager on February 17, 2011 which has resulted in improvements to our overall shop flow and cleanliness, and has improved our ability to control costs and increase net revenue on a per-job basis. While we have not seen an immediate financial impact, we are pleased with both the physical and procedural changes that have been made in the factory and believe that the changes will be beneficial to this segment. Over time, we anticipate manufacturing costs will decline and that our margins will subsequently increase.  Gross margin for the quarter ended August 31, 2011 was 16.7% compared to -5.0% for the same period in 2010. Year-to-date gross margin was -6.0% compared to -4.4% as of August 31, 2010.

Art’s Way Scientific, our modular buildings segment, had third fiscal quarter sales of $1,078,000, compared to $2,355,000 for the same period in fiscal 2010, a 54.2% decrease. Year-to-date sales were $2,302,000 in fiscal 2011, compared to $5,738,000 for the same period in 2010, a 59.9% decrease. We believe generally weak economic conditions and government budget cuts have made sales in this segment sluggish thus far.  A majority of our customers have applied for federal grant money, but have not received the necessary award amounts to proceed with the projects as quoted.  We are now working with those customers who either are scaling their projects back or looking at leasing to meet their funding requirements. We currently have three leased facilities and are building more with the expectation of leasing. We intend to focus our sales activities on entities that do not rely on governmental funding. Our backlog in Scientific remains lower when compared to last year but continues to climb.  Gross margin for the quarter ended August 31, 2011 was 23.9% compared to 19.4% for the same period in 2010. Year-to-date gross margin was 15.6% compared to 20.6% as of August 31, 2010, which was attributable to the lower sales volume.

Income: Consolidated operating income increased 13.1%, from $1,271,000 for the three months ended August 31, 2010 to $1,438,000, for the three months ended August 31, 2011, while net income for the three months ended August 31, 2011 increased 35.7%, from $752,000 in 2010 to $1,020,000 in 2011. Operating income for the nine months ended August 31, 2011 decreased 17.4%, to $1,327,000 from $1,606,000 for the same period in 2010. Net income for the nine months ended August 31, 2011 decreased 6.8% to $826,000 from $887,000 for the same period in 2010.  The changes to net income were primarily attributable to the decrease in consolidated sales for the three and nine month periods, offset by a decrease in consolidated expenses and lower tax expense in 2011 due to recognition of a tax provision reduction during the quarter ended August 31, 2011.

Earnings per Share: Basic and diluted earnings per basic share increased 31.6% for the three months ended August 31, 2011 to $0.25 per share from $0.19 per share for the same period in 2010.  Basic and diluted earnings per basic share decreased 4.5% and 9.0%, respectively, for the nine months ended August 31, 2011 to $0.21 and $0.20 per share from $0.22 and $0.22 per share, respectively, for the same period in 2010.  The changes in earnings per share were primarily attributable to the changes to net income.

Income Taxes: During the quarter ended August 31, 2011 we completed our fiscal year ending November 30, 2010 tax filings for both Federal and State Taxing Authorities.  We calculated a tax provision reduction for the year ending November 30, 2010.  The tax provision reduction was recognized during the quarter ended August 31, 2011 and brought our effective tax rate down during the quarter and year to date ending August 31, 2011, to 25.2% and 23.7%, respectively.  The tax provision effective tax rate for the comparative quarter and year to date ending August 31, 2010 was 35.6% and 35.0%, respectively.  The tax provision benefit was due to taking advantage of additional tax deductions and credits for the fiscal year ended November 30, 2010.

J. Ward McConnell Jr., Chairman of the Board of Directors said, “While we are disappointed with our revenue growth for the three and nine months, we are pleased with our net income and earnings per share increases.  Sales in the Company’s core manufacturing business continued to grow, but the Company continued to struggle with revenue shortfall at both Art’s Way Vessels and Art’s Way Scientific.

Domestic and global economic indicators continue to signal a fragile and slow economic recovery.  Despite the difficult macro environment, we believe the Company's core manufacturing segment remains strong. We intend to continue to execute our business plan for fiscal year 2011 which includes continued pursuit of additional acquisitions of complementary businesses or product lines, sourcing and product cost management initiatives to partially offset commodity cost increases, and implementation of numerous productivity initiatives to reduce operating expense – particularly at Art’s Way Vessels.

The Company’s balance sheet remains strong with working capital at a level consistent with our business activity. Moving forward for the balance of the year, we will continue to support our organic and strategic growth opportunities while closely monitoring our spending. We are mindful of the importance of continuing to invest in key growth initiatives, while still delivering returns to our shareholders."

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay balers, plows, hay and forage equipment, manure spreaders and top and bottom drive augers. After-market service parts are also an important part of the Company's business. The Company has two wholly owned subsidiaries. Art's Way Vessels, Inc. manufactures pressurized tanks and vessels; Art's Way Scientific, Inc. manufactures modular animal confinement buildings and modular laboratories.

For More Information, Contact: Jim Drewitz, Investor Relations

830-669-2466 jim@jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com/

Cautionary Statements

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including: (i) our beliefs regarding the strength of our manufacturing segment; (ii) the anticipated benefits from hiring a Production Manager for our pressurized vessels segment; (iii) our belief that demand for our modular buildings will increase if economic conditions improve; (iv) our intent to pursue acquisitions, invest in growth opportunities, and implement cost management and production initiatives; (v) our expectations relating to projects and sales for our modular buildings segment; and (vi) our expected returns to shareholders, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the cost of raw materials, the management of growth, the availability of investment opportunities, our ability to implement cost-management and production initiatives, and other factors detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.  The company does not intend to update or publicly revise any forward-looking statement.

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